                                                                     EXHIBIT 3.1

                                                          STATE OF DELAWARE
                                                          SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 06/05/1996
                                                          981217095 - 2291504


                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            MOBINETIX SYSTEMS, INC.

                                      ****

               (Incorporated on March 17, 1992 under the name of

                               PENULTIMATE, INC.)


     David M. Licurse hereby certifies that

     1. He is the Chief Financial Officer and Vice President of Operations of MobiNetix Systems, Inc., a Delaware corporation;

     2. The Certificate of Incorporation of this corporation, filed with the Secretary of State of Delaware on March 17, 1992, is hereby amended and restated in its entirety to read as follows:

     "FIRST: The name of the corporation is MobiNetix Systems, Inc., (the "Corporation").

     SECOND: The address of the registered office of the Corporation in the state of Delaware is The Prentice-Hall Corporation System, Inc., 1013 Centre Road, Wilmington, Delaware 19805, County of New Castle. The name of its registered agent at the address is The Prentice-Hall Corporation System, Inc.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of all classes which the Corporation is authorized to have outstanding is Fifteen Million Seventy-One Thousand Two Hundred Seventy-Four (15,071,274) shares of which stock Twelve Million (12,000,000) shares, par value of $.001 each, shall be common stock ("Common Stock") and of which Three Million Seventy-One Thousand Two Hundred Seventy-Four (3,071,274) shares, par value of $.001 each, shall be preferred stock. The rights of the preferred stock shall be as follows:

     1. DESIGNATION: AUTHORIZED NUMBER. One series of preferred stock shall be designated Series D Preferred Stock, $0.001 par value ("Series D Preferred"), one series of preferred stock shall be designated Series C Preferred Stock, $0.001 par value ("Series C Preferred"), one series of preferred stock shall be designated Series B Preferred Stock, $0.001 par value ("Series B Preferred") and one series of preferred stock shall be designated Series A Non-Convertible Preferred Stock, $0.001 par value ("Series A Preferred") (collectively, the "Preferred Stock").
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      The number of shares constituting the Series D Preferred shall be One
Million Two Hundred Seventy-Three Thousand One Hundred Forty-Nine (1,273,149) shares. The number of shares constituting the Series C Preferred shall be Twenty-Eight Thousand One Hundred Twenty Five (28,125) shares. The number of shares constituting the Series B Preferred shall be One Million Seven Hundred Thousand (1,700,000) shares. The number of shares constituting the Series A Preferred shall be Seventy Thousand (70,000) shares.

      2. Dividends. The holders of the Series D Preferred shall be entitled to receive, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, dividends for each share of Series D Preferred Stock in an amount equal to the equivalent dividend declared on the number of shares of Common Stock into which each share of Series D Preferred Stock is then convertible, payable in preference and priority to any payment of any dividend on Common Stock of the Corporation. No dividends or other distributions shall be made with respect to the Common Stock, other than dividends payable solely in Common Stock, unless all dividends on the Series D Preferred have been concurrently paid or set apart. Such dividends shall be noncumulative. No right to such dividends shall accrue to holders of Series D Preferred unless declared by the Board of Directors; provided that no dividends on the Common Stock shall be declared unless the required dividends on the Series D Preferred are concurrently declared. The holders of the Series D Preferred shall be entitled to receive all declared but unpaid dividends on the Series D Preferred upon any automatic conversion of the Series D Preferred into Common Stock.

      No dividends shall be declared or paid on any other class or series of Preferred Stock unless equivalent dividend (measured by the number of shares of Common Stock into which such other class or series is convertible) is declared and paid on the Series D Preferred.

      Dividends shall not be paid to holders of the Series D Preferred unless the Corporation is legally able to make such payment.

      3.    Liquidation Preference.

      In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

            (a) The holders of the Series D Preferred, Series C Preferred and Series B Preferred (collectively, the "Eligible Preferred Stock") shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series A Preferred or the Common Stock by reason of their ownership thereof, the amount of $5.40 per share for each share of Series D Preferred then held by them (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares) plus any declared but unpaid dividends on the Series D Preferred then held by them, the amount of $80.00 per share for each share of Series C Preferred then held by them (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares) plus any declared but unpaid dividends on the Series C Preferred then held by them, and the amount of $8.50 per share


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for each share of Series B Preferred then held by them (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares) plus any declared but unpaid dividends on the Series B Preferred then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Eligible Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Eligible Preferred Stock in proportion to full aforesaid preferential amounts to which each such holder is entitled.

     (b) After payment to the holders of the Eligible Preferred Stock of the amount set forth in subparagraph (a) above, the holders of the Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $0.01 per share for each share of Series A Preferred then held by them (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares). If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series A Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution pursuant to this subparagraph (b) shall be distributed among the holders of the Series A Preferred in proportion to the number of shares of Series A Preferred then held by them.

     (c) After payment to the holders of the Series D Preferred, Series C Preferred, Series B Preferred and Series A Preferred of the amounts set forth in subparagraphs (a) and (b) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Eligible Preferred Stock in proportion to the number of shares of Common Stock (assuming full conversion of the Eligible Preferred Stock into Common Stock) then held by them.

     (d) A consolidation or merger of the Corporation with or into any other corporation or corporations, a reorganization or a sale of all or substantially all of the assets of the Corporation shall be deemed a liquidation, dissolution or winding up within the meaning of this paragraph if more than fifty percent (50%) of the surviving entity is not owned by persons who were holders of capital stock or securities convertible into capital stock of the Corporation immediately prior to such merger, consolidation, reorganization or sale.

     (e) To the extent applicable to the Corporation, as authorized by Section 402.5(c) of the California Corporations Code, the provisions of Sections 502 and 503 of the California Corporations Code shall not apply with respect to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees, directors or consultants of or to the Corporation or any of its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of such repurchase between the Corporation and such persons.

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     4.   Voting Rights. Except as otherwise provided by law, the holders of
Series A Preferred shall vote as a class with the holders of common stock, and holders of the Series A Preferred shall be entitled to ten votes per share (the "Series A Voting Rights") on any matter submitted to the holders of Common Stock and Preferred Stock. Except as otherwise expressly provided herein or as required by law, the holder of each share of the Eligible Preferred Stock shall
(i) be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Eligible Preferred Stock could then be converted,
(ii) have voting rights and powers equal to the voting rights and powers of the Common Stock, (iii) vote together with the Common Stock as a single class and
(iv) be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights that might otherwise arise were it not for this sentence (after aggregating all shares into which shares of Eligible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). In addition to the other voting rights set forth herein, the holders of the Series D Preferred shall have the exclusive right, voting separately as a single class, to elect one director of the Corporation (the "Series D Preferred Director"), provided that person is reasonably acceptable to the Board of Directors, with the remaining directors to be elected by all classes of stock entitled to vote therefor (including the Series D Preferred Stock) at each meeting of shareholders held for the purpose of electing directors, voting together as a single class. The right of the holders of Series D Preferred Stock to vote for the election of directors may be exercised at any annual meeting or at any special meeting called for such purpose or at any adjournment thereof, or by the unanimous written consent, delivered to the Secretary of the Corporation, of the holders of all of the shares of Series D Preferred Stock outstanding as of the record date of such written consent.

     5. Conversion of Preferred Stock. The Series A Preferred shall not be convertible into any other class or series of shares of the Corporation. If the Corporation shall at any time subdivide the outstanding shares of Common Stock without an equivalent subdivision of the Series A Preferred, the Series A Voting Right then in effect immediately before the subdivision shall be proportionately increased, and, if the Corporation shall at any time combine the outstanding shares of Common Stock without an equivalent combination of the Series A Preferred, the Series A Voting Rights then in effect immediately before that combination shall be proportionately decreased. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective. A dividend on any security of the Corporation payable in Common Stock of the Corporation shall be considered a subdivision of Common Stock for purposes of this Section 5 at the close of business on the record date for the determination of holders of any security entitled to receive such dividend.

     The holders of the Eligible Preferred Stock shall have conversion rights as follows:

     (a)  Right to Convert.

          (i) Each share of Series D Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable


                                      -4-

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shares of Common Stock as is determined by dividing $5.40 plus all declared but unpaid dividends on each share of Series D Preferred by the then applicable Conversion Price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion (the "Series D Conversion Price") shall initially be $5.40 per share of Common Stock. Such initial Series D Conversion Price shall be adjusted as hereinafter provided.

               (ii) Each share of Series C Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $200.00 plus all declared but unpaid dividends on each share of Series C Preferred by the then applicable Conversion Price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion (the "Series C Conversion Price") shall initially be $5.00 per share of Common Stock. Such initial Series C Conversion Price shall be adjusted as hereinafter provided.

               (iii) Each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $8.50 plus all declared but unpaid dividends on each share of Series B Preferred by the then applicable Conversion Price, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion (the "Series B Conversion Price") shall initially be $4.25 per share of Common Stock. Such initial Series B Conversion Price shall be adjusted as hereinafter provided.

The term "Conversion Price," when used herein, shall refer to the Series D Conversion Price, the Series C Conversion Price and the Series B Conversion Price, as appropriate in context.

          (b)  Automatic Conversion

               (i) Each share of Series D Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price immediately upon (x) the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Company), with aggregate proceeds to the Corporation (before deduction for underwriter commissions and expenses relating to the issuance, including without limitation fees of the Corporation's counsel) of which equal or exceed twenty-five million dollars ($25,000,000), or
(y) written elections of holders of a majority of Series D Preferred then outstanding.

               (ii) Each share of Series C Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price immediately upon (x) the closing of


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the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Company), with aggregate proceeds to the Corporation (before deduction for underwriter commissions and expenses relating to the issuance, including without limitation fees of the Corporation's counsel) of which equal or exceed twenty-five million dollars ($25,000,000), or (y) written elections of holders of a majority of Series C Preferred then outstanding.

               (iii) Each share of Series B Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price immediately upon (x) the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Company), with aggregate proceeds to the Corporation (before deduction for underwriter commissions and expenses relating to the issuance, including without limitation fees of the Corporation's counsel) of which equal or exceed twenty-five million dollars ($25,000,000), or
(y) written elections of holders of a majority of Series B Preferred then outstanding.

          (c) Mechanics of Conversion. Before any holder of Eligible Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the name of names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Eligible Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business of the date of surrender of the shares of Eligible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (d)  Adjustments to Conversion Price for Diluting Issues.

               (i) Special Definitions. For purposes of this paragraph 5(d), the following definitions shall apply:

                    (1) 'Options' shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                    (2) 'Original Issue Date' shall mean the date on which a share of Series D Preferred, Series C Preferred or Series B Preferred, as applicable, was first issued.

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                  (3)   "Convertible Securities" shall mean any evidences of
indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

                  (4) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to paragraph 5(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                        (A)   upon conversion of shares of Eligible Preferred
Stock;

                        (B) to officers, directors of employees of, or consultants to, the Corporation, on terms approved by the Board of Directors;

                        (C)   as a dividend or distribution of Preferred Stock;

                        (D) for which adjustment of the Conversion Price is made pursuant to paragraph 5(d)(vi); or

                        (E) in any transaction, other than a transaction described in paragraph 5(d)(i)(4)(D) hereof, approved by the Company's Board of Directors involving the acquisition of more than fifty percent (50%) of the stock of another corporation or substantially all of the assets of another corporation or business, whether by merger, exchange or shares, purchase of assets, or otherwise.

                  (ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular share of Eligible Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share or an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Eligible Preferred Stock.

                  (iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions continued therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to paragraph 5(d)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be and, provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:



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          (1)  no further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities.

          (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Eligible Preferred Stock);

          (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

               (A) in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

               (B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to paragraph 5(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

          (4) no readjustment pursuant to clauses (2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (A) the Conversion Price on the original adjustment date, or (B) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

               (5) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made, except as to shares of Eligible Preferred Stock converted in such period, until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above; and

               (6) if any such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed thereof, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and shall instead be made on the actual date of issuance, if any.

          (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to paragraph 5(d)(iii)) without consideration or for a consideration per share less than the Series D Conversion Price, Series C Conversion Price or Series B Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Series D Conversion Price, Series C Conversion Price or Series B Conversion Price, as appropriate, shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding and the number of shares of Common Stock issuable upon conversion of the shares of Eligible Preferred Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding and the number of shares of Common Stock issuable upon conversion of the shares of Eligible Preferred Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.

          (v) Determination of Consideration. For purposes of this paragraph 5(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

               (1)  Cash and Property. Such consideration shall:

                    (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                    (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and


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
                    (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

               (2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to paragraph 5(d)(iii)(l), relating to Options and Convertible Securities, shall be determined by dividing:

                    (A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion of such Convertible Securities by


                    (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (vi) Adjustments for Combinations or Subdivisions of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series D Conversion Price, Series C Conversion Price and the Series B Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

          (e) Other Distributions. In the event the Corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its subsidiaries other than Additional Shares of Common Stock, then in each such event provision shall be made so that the holders of Eligible Preferred Stock shall receive, upon the conversion thereof, the securities of the Corporation which they would have received had their stock been converted into Common Stock on the date of such event.

          (f) No Impairment. Except in accordance with paragraph 6 below, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this paragraph 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Eligible Preferred Stock against impairment.

          (g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this paragraph 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent public accountants selected by the Corporation to verify such computation and prepare and furnish to each holder of the applicable series of Eligible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Eligible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Eligible Preferred Stock.

          (h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive Additional Shares of Common Stock or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

          (i) Issue Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Eligible Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

          (j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Eligible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Eligible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all than outstanding shares of the Eligible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common stock to such number of shares as shall be sufficient for such purpose, including, without



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
limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate or the Certificate of Incorporation.

          (k) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Eligible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Eligible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lien of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation).

          (l) Notices. Any notice required by the provisions of this Section 5 to be given to the holders of shares of Eligible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

          (m) Adjustments. In case of any reorganization or any reclassification of the capital stock of the corporation, any consolidation or merger of the Corporation with or into another corporation or corporations, or the conveyance of all or substantially all of the assets of the Corporation to another corporation, each share of Eligible Preferred Stock shall thereafter by convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Eligible Preferred Stock would have been entitled upon the record date of (or date of, if no record date is fixed) such reorganization, reclassification, consolidation, merger or conveyance; and, in any case, appropriate adjustment (as determined by the Board of Directors), shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of such Eligible Preferred Stock, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of such Eligible Preferred Stock.

     6. Restrictions and Limitations. So long as shares of Preferred Stock remain outstanding, the Corporation shall not, by Board action, stockholder action or otherwise, without the vote or written consent of the holders of not less than two-thirds of the then outstanding shares of Series D Preferred, Series C Preferred and Series B Preferred, voting separately by series on an as-if-converted to Common Stock basis:

          (i) Effect any sale or other conveyance of all or a substantial portion of the assets of the Corporation or any of its subsidiaries (other than in the ordinary course of business), or

          (ii) Amend, repeal or value any provision of, or add any provision to, the Corporation's Certificate of Incorporation or Bylaws, or

               (iii) Authorize or issue any class or series of equity securities having any right, including but not limited to, any preference or priority as to voting, dividends, redemptions or distribution of assets upon liquidation, merger or otherwise, which is superior to or on a parity with any such preference or priority of the Series D Preferred, Series C Preferred or Series B Preferred; or

               (iv) Declare or pay a dividend on any shares of Common Stock or other shares of capital stock of the Corporation; or

               (v) Effect a liquidation, dissolution, merger, consolidation, recapitalization, reorganization or winding up of the Corporation or any other transaction or related series of transactions pursuant to which the stockholders of the Corporation immediately prior to such transaction shall own less than 50% of the voting securities of the surviving corporation or entity or effect the sale, transfer or lease of all or substantially all of the assets of the Corporation; or

               (vi) Apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, of any shares of any class or series of Common Stock, except at cost from employees, advisors, officers, directors and consultants of, and persons performing services for, this Corporation or its subsidiaries on terms approved by the Board of Directors upon termination of employment or association; or

               (vii) Issue any shares of Series A Preferred or Series B
Preferred.

        7. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

        FIFTH: Election of directors at an annual or special meeting of shareholders need not be by written ballot unless the bylaws of the corporation shall otherwise provide. The number of directors of the corporation which shall constitute the whole board of directors shall be such as from time to time shall be fixed by or in the manner provided in the bylaws.

        SIXTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the corporation.

        SEVENTH: A director of the corporation shall not be personally liable for monetary damages to the corporation or its stockholders for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve international misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derives an improper personal benefit.

     EIGHTH: A director or officer of the corporation shall not be disqualified by his or her office from dealing or contracting with the corporation as a vendor, purchaser, employee, agent or otherwise. No transaction, contract or act of the corporation shall be void or voidable or in any way affected or invalidated by reason of the fact that any director or officer of the corporation is a member of any firm, a stockholder, director or officer of any corporation or trustee or beneficiary of any trusts that is in any way interested in such transaction, contract or act. No director or officer shall be accountable or responsible to the corporation for or in respect to any transaction, contract or act of the corporation or for any gain or profit directly or indirectly realized by him or her by reason of the fact that he or she or any firm in which he or she is a member or any corporation of which he or she is a stockholder, director, or officer, or any trust of which he or she is a trustee, or beneficiary, is interested in such transaction, contract or act; provided the fact that such director or officer or such firm, corporation, trustee or beneficiary of such trust, is so interested shall have been disclosed or shall have been known to the members of the board of directors as shall be present at any meeting at which action upon such contract, transaction or act shall have been taken. Any director may be counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize or take action in respect to any such contract, transaction or act, and may vote thereat to authorize, ratify or approve any such contract, transaction or act, and any officer of the corporation may take any action within the scope of his or her authority, respecting such contract, transaction or act with like force and effect as if he or she or any firm of which he or she is a member, or any corporation of which he or she is a stockholder, director or officer, or any trust of which he or she is a trustee or beneficiary, were not interested in such transaction, contract or act. Without limiting or qualifying the foregoing, if in any judicial or other inquiry, suit, cause or proceeding, the question of whether a director or officer of the corporation has acted in good faith is material, and notwithstanding any statute or rule of law or equity to the contrary (if any there be) his or her good faith shall be presumed in the absence of proof to the contrary by clear and convincing evidence.

     NINTH: The corporation reserves the right to amend and repeal any provision contained in this certificate of incorporation in the manner prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.


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
     3. The foregoing Restated Certificate of Incorporation has been duly approved by the required vote of the stockholders in accordance with the Certificate of Incorporation and the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

     The undersigned hereby acknowledges that the foregoing Restated Certificate of Incorporation is his act and deed and that the facts stated herein are true.

     Executed at Sunnyvale, California, this 4th day of June, 1998.


/s/ DAVID M. LICURSE
--------------------------------------------------------
David M. Licurse
Chief Financial Officer and Vice President of Operations


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